As filed with the Securities and Exchange Commission on April 19, 2012 Registration No. 333-168936

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Post-Effective Amendment No. 4 to Form S-3 on Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTOMEDIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	23-3011702
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

209 Perry Parkway, Suite 7

Gaithersburg, MD 20877

(240) 499-2680

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin P. Rosendale

Chief Executive Officer

209 Perry Parkway, Suite 7

Gaithersburg, MD 20877

(240) 499-2680

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Ralph V. DeMartino, Esq.

F. Alec Orudjev, Esq.

Cozen O’Connor

1627 I Street, NW, Suite 1100

Washington, DC 20006

Telephone: (202) 912-4800

Facsimile: (202) 912-4830

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC : From time to time after the effective date of this registration statement, as determined by the Selling Stockholder.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to Form S-3 on Form S-1 Registration Statement (File No. 333-168936) is filed pursuant to Rule 462(d) solely to add one exhibit not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

3(i)(1)  Amendment to Restated Certificate of Incorporation of Cytomedix, Inc. (Previously filed on November 15, 2004, as exhibit to Form 10-QSB for quarter ended September 30, 2004, File No. 000-28443, and incorporated by reference herein).

3(i)(2)  Certificate of Amendment to the Certificate of Incorporation (Previously filed on July 1, 2010 as exhibit to the Current Report on Form 8-K, File no. 001-32518, and incorporated by reference herein).

3(ii)  Restated Bylaws of Cytomedix, Inc. (Previously filed on November 7, 2002, as exhibit to Form 10-QSB for quarter ended June 30, 2001, File No. 000-28443, and incorporated by reference herein).

3.1  Amended and Restated Certificate of Designation of the Relative Rights and Preferences of Series A Preferred, Series B Preferred and common stock of Cytomedix, Inc. (Previously filed on March 31, 2004, on Form 10-KSB for year ended December 31, 2003, File No. 000-28443).

3.2  Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock of Cytomedix, Inc. (Previously filed on March 29, 2004 on Form 8-K, File No. 000-28443).

3.3  Certificate of Designation, Relative Rights and Preferences of the Series E Convertible Preferred Stock. (Previously filed on February 9, 2012 on Form 8-K, File No. 000-28443).

4.3  Common Stock Warrant for the Purchase of Shares of Common Stock dated August 18, 2008, issued to Maier & Company (Previously filed as Exhibit 4.3 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.4  Common Stock Warrant for the Purchase of Shares of Common Stock dated March 7, 2005, issued to KOL Bio-Medical Instruments, Inc. (Previously filed as Exhibit 4.4 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.5  Common Stock Warrant for the Purchase of Shares of Common Stock dated April 18, 2005, issued to Crystal Research Associates, LLC (Previously filed as Exhibit 4.5 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.6  Term Sheet Agreement between Cytomedix, Inc., Fitch, Even, Tabin & Flannery, and The Coleman Law Firm dated August 2, 2007 (Previously filed as Exhibit 4.12 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.7  Shareholders Agreement between Cytomedix, Inc., and certain named shareholders dated August 2, 2007 (Previously filed as Exhibit 4.13 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.8  Registration Rights Agreement between Cytomedix, Inc., and certain named shareholders dated August 2, 2007 (Previously filed as Exhibit 4.14 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.9  Form of Common Stock Warrant for the Purchase of Shares of Common Stock dated August 2, 2007 (Previously filed as Exhibit 4.15 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.10  Form of Common Stock Warrant for the Purchase of Shares of Common Stock dated August 2, 2007 (Previously filed as Exhibit 4.16 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.11  Form of Common Stock Warrant for the Purchase of Shares of Common Stock dated August 2, 2007 (Previously filed as Exhibit 4.17 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.12  Form of Registration Rights Agreement between Cytomedix, Inc., and the Class D Warrantholders dated April 12, 2006 (Previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on May 2, 2006, File No. 001-32518)

4.13  Form of Class D Warrant To Purchase of Shares of Common Stock dated April 12, 2006 (Previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on May 2, 2006, File No. 001-32518).

5.1  Opinion of Cozen O’Connor (filed herewith)

10.1  Form of the Purchase Agreement (Previously filed on October 8, 2010 on Form 8-K, File No. 001-32518 and is incorporated by reference herein).

10.2  Form of the Registration Rights Agreement (Previously filed on October 8, 2010 on Form 8-K, File No. 001-32518 and is incorporated by reference herein).

10.3  Royalty Agreement, dated as of December 26, 2000, by and between Cytomedix, Inc. and Curative Health Services, Inc. (Previously filed on January 17, 2001, as exhibit to Current Report on Form 8-K, File No. 000-28443 and is incorporated by reference herein).

10.4  First Amendment to Royalty Agreement, dated as of April 20, 2001, by and between Cytomedix, Inc. and Curative Health Services, Inc. (Previously filed on May 25, 2001, as exhibit to the registration statement on Form SB-2/A, File No. 333-55818 and is incorporated by reference herein).

10.5  Second Amendment to Royalty Agreement, dated as of December 5, 2002, by and between Cytomedix, Inc. and Curative Health Services, Inc. (Previously filed on March 31, 2003, as exhibit to Form 10-KSB for year ended December 31, 2002, File No. 000-28443 and is incorporated by reference herein).

10.6  Cytomedix, Inc. Long-Term Incentive Plan. (Previously filed on February 26, 2007, on Form 10-K for year ended December 31, 2006, File No. 001-32518 and is incorporated by reference herein).**

10.7  License Agreement dated March 21, 2001, by and between Cytomedix, Inc. and DePuy AcroMed, Inc. (Previously filed on April 16, 2001, as exhibit to Form 10-KSB for year ended December 31, 2000, File No. 000-28443 and is incorporated by reference herein).

10.8  Amendment dated March 3, 2005, to the License Agreement by and between Cytomedix, Inc. and DePuy Spine, Inc. (f/k/a DePuy Acromed, Inc.) (Previously filed on March 31, 2005, as exhibit to Form 10-KSB for year ended December 31, 2004, File No. 000-28443 and is incorporated by reference herein).

10.9  Second License Agreement dated March 3, 2005, to the License Agreement by and between Cytomedix, Inc. and DePuy Spine, Inc. (f/k/a DePuy Acromed, Inc.) (Previously filed on March 31, 2005, as exhibit to Form 10-KSB for year ended December 31, 2004, File No. 000-28443 and is incorporated by reference herein).

10.10  Settlement and License Agreement dated May 1, 2005 by and between Cytomedix, Inc. and Medtronic, Inc. (Previously filed on May 10, 2005, as exhibit to Current Report on Form 8-K, File No. 000-28443 and is incorporated by reference herein).

10.11  Settlement Agreement and License Agreement dated May 23, 2005, by and between Cytomedix, Inc., and Harvest Technologies Corporation (Previously filed on May 27, 2005, as exhibit to Current Report on Form 8-K, File No. 000-28443).

10.12  Settlement and License Agreement dated June 26, 2005, by and between Cytomedix, Inc., and Perfusion Partners and Associates Inc. (Previously filed on August 15, 2005, as exhibit to Form 10-QSB for the quarter ended June 20, 2005, File No. 000-28443 and is incorporated by reference herein).

10.13  License Agreement dated October 7, 2005, by and between Cytomedix, Inc., and COBE Cardiovascular, Inc. (Previously filed on October 11, 2005, as exhibit to Current Report on Form 8-K, File No. 000-28443 and is incorporated by reference herein).

10.14  Settlement and License Agreement dated October 12, 2005, by and between Cytomedix, Inc., and SafeBlood Technologies, Inc. (Previously filed on November 9, 2005, as exhibit to Form 10-QSB, File No. 000-28443 and is incorporated by reference herein).

10.15  Employment Agreement with Ms. Carelyn P. Fylling (Previously filed on December 5, 2002, as exhibit to orm 10-QSB for quarter ended September 30, 2001, File No. 000-28443 and is incorporated by reference herein).**

10.16  Employment Agreement with Kshitij Mohan, Ph.D., dated April 20, 2004 (Previously filed on May 7, 2004, on Current Report on Form 8-K, File No. 00028443 and is incorporated by reference herein).**

10.17  Termination Agreement between Cytomedix, Inc., and Kshitij Mohan, dated April 20, 2004 (Previously filed on May 7, 2004, as exhibit to Current Report on Form 8-K, File No. 000-28443 and is incorporated by reference herein).**

10.18  Employment Agreement dated June 3, 2005, by and between Cytomedix, Inc., and Andrew Maslan (Previously filed on June 20, 2005, as exhibit to Current Report on Form 8-K, File No. 000-28443 and is incorporated by reference herein).**

10.19  Distributor Agreement dated October 31, 2005 by and between Cytomedix, Inc. and National Wound Therapies, LLC. (Previously filed on March 23, 2006, as exhibit to Form 10-KSB, File No. 001-32518 and is incorporated by reference herein).

10.20  Settlement and License Agreement dated May 19, 2006, between Cytomedix, Inc., and Biomet Biologics, Inc. (Previously filed on August 9, 2006, as exhibit to Form 10-Q, File No. 001-32518 and is incorporated by reference herein).

10.21  First Addendum to Letter Agreement dated October 4, 2006, between Cytomedix, Inc., and Andrew Maslan (Previously filed on November 1, 2006 as exhibit to Form 10-Q, File No. 001-32518 and is incorporated by reference herein).**

10.22  License Agreement between Cytomedix, Inc., and Smith & Nephew, Inc. (Previously filed on October 15, 2007 as exhibit to Current Report on Form 8-K, File No 001-32518 and is incorporated by reference herein).

10.23  First Amendment to Employment Agreement by and between the Company and Kshitij Mohan (previously filed on January 29, 2008 as exhibit to Current Report on Form 8-K, File No. 001-32518 and is incorporated by reference herein).**

10.24  Letter Agreement by and between the Company and Martin Rosendale, dated as of March 14, 2008 (previously filed on March 17, 2008 as exhibit to Current Report on Form 8-K, File No. 001-32518 and is incorporated by reference herein).**

10.25  Kshitij Mohan Termination and Consulting Agreement (previously filed on June 10, 2008 as exhibit to Current Report on Form 8-K, File No. 001-32518 and is incorporated by reference herein).**

10.26  Amendment to the Purchase Agreement between the Company and Lincoln Park Capital Fund LLC dated as of November 4, 2010(1)

23.1  Consent of Stegman & Company (previously filed on April 10, 2012 as exhibit to the Post-Effective Amendment No. 3 to Form S-3 on Form S-1 (Registration Statement No. 333-168936)).

23.2  Consent of PricewaterhouseCoopers LLP (previously filed on April 10, 2012 as exhibit to the Post-Effective Amendment No. 3 to Form S-3 on Form S-1 (Registration Statement No. 333-168936)).

23.3  Consent of Ernst & Young LLP (previously filed on April 10, 2012 as exhibit to the Post-Effective Amendment No. 3 to Form S-3 on Form S-1 (Registration Statement No. 333-168936)).

23.4  Consent of Cozen O’Connor (included in Exhibit 5 hereof)

24.1  Power of Attorney (previously filed).

101.INS XBRL Instance Document*

101.SCH XBRL Taxonomy Extension Schema Document*

101.CAL XBRL Taxonomy Calculation Linkbase Document*

101.LAB XBRL Taxonomy Extension Label Linkbase Document*

101.PRE XBRL Taxonomy Extension Presentation Linkbase Document*

101.DEF XBRL Taxonomy Extension Definition Linkbase Document*

* Previously filed.

** Represents a management or compensatory arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gaithersburg, Maryland, on April 19, 2012.

CYTOMEDIX, INC.

By:	/s/ Martin P. Rosendale
Name:	Martin P. Rosendale
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Martin P. Rosendale	Chief Executive Officer	April 19, 2012
Martin P. Rosendale	(Principal Executive Officer)

/s/ Andrew S. Maslan	Chief Financial Officer (Principal	April 19, 2012
Andrew S. Maslan	Accounting Officer)

/s/ Stephen N. Keith*	Director	April 18, 2012
Stephen N. Keith

/s/ David E. Jorden*	Director	April 19, 2012
David E. Jorden

/s/ James S. Benson*	Director	April 19, 2012
James S. Benson

/s/ Mark T. McLoughlin*	Director	April 19, 2012
Mark T. McLoughlin

/s/ C. Eric Winzer*	Director	April 19, 2012
C. Eric Winzer

*By: /s/ Martin P. Rosendale
Martin P. Rosendale, Attorney-in-fact